UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SCHEDULE 14C
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INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934 (Amendment No. 1)

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|X|     Preliminary Information Statement

[ ]     Confidential, For Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[ ]     Definitive Information Statement

Integrated BioPharma, Inc.
(Name of Registrant as Specified in Its Charter)

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(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(5)	Total fee paid:

[ ]     Fee paid previously with preliminary materials.

[ ]     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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INTEGRATED BIOPHARMA, INC.
225 Long Avenue
Hillside, New Jersey 07205

INFORMATION STATEMENT AND NOTICE OF ACTION TAKEN WITHOUT A MEETING OF STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

INTRODUCTION

     This Information Statement and Notice of Action Taken Without a Meeting of Stockholders is being furnished by us to our stockholders of record as of March 25, 2008 to inform them of:

a.

the March 11, 2008 approval by written consent of the holders of a majority, as of such date, of our outstanding shares of common stock, the only class of voting securities outstanding as of the record date, of an offering in a private placement (the “private placement”) of up to: (i) 6,001 shares of newly-designated Series C Convertible Preferred Stock; (ii) $4,500,000 in principal amount of 9.5% Convertible Promissory Notes; (iii) $7,000,000 in principal amount of 8.0% Promissory Notes; and (iv) 200,000 shares of common stock. One of the investors in the offering is an affiliate of Carl DeSantis, one of our directors.

b.

the March 11, 2008 approval by written consent of the holders of a majority, as of such date, of our outstanding shares of common stock, the only class of voting securities outstanding as of the record date, of an amendment to our Certificate of Incorporation to increase the aggregate number of authorized shares of our common stock from 25 million to 50 million.

     We are informing you of the approval of the private placement because the issuance of common stock, pursuant to the terms of the Series C Preferred Stock and the Convertible Notes, in the aggregate could exceed 19.99%, or the cap amount, of the outstanding shares of our common stock immediately prior to our private placement, making it an action for which stockholder approval is required by the NASDAQ Marketplace Rules applicable to companies whose securities are quoted on the NASDAQ Global Market.

     We are informing you of the approval of the increase in the aggregate number of authorized shares of our common stock in our Certificate of Incorporation because pursuant to Section 228 of the Delaware General Corporation Law, this Amendment is required to be approved by a majority in interest of our stockholders. In accordance with Rule 14c-2(b) under the Securities Exchange Act of 1934, as amended, the corporate action can be taken no sooner than 20 calendar days after the Information Statement is first mailed to our stockholders.

This information statement is dated April __, 2008 and is first being sent or given to our stockholders as of the record date on or about April __, 2008.

VOTING RIGHTS AND OUTSTANDING SHARES

     The (i) possible issuance of shares of our common stock in excess of the cap amount and (ii) the amendment to our Certificate of Incorporation was approved by written consent on March 11, 2008 by stockholders owning a majority of our outstanding shares of our common stock. As of the date of the stockholder consent, there were issued and outstanding a total of 14,691,126 shares of common stock. With respect to the actions approved by the stockholder consent, each share of our common stock entitled its holder to one vote. The stockholder consent was signed by holders of 9,235,149 (or 62.9%) of the 14,691,126 votes that were entitled to be cast on these matters.

     As a result of requirements under applicable federal securities and state law, the stockholder consent will not be effective, and, therefore, the stockholder approval of the private placement and the amendment to our Certificate of Incorporation cannot be deemed to be effective, until at least 20 calendar days after this information statement is sent or given to our stockholders of record as of the record date.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth information regarding the number of shares of our common stock beneficially owned on March 11, 2008, by:

•	each person who is known by us to beneficially own five percent (5%) or more of our common stock;

•	each of our directors and executive officers; and

•	all of our directors and executive officers, as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our common stock which maybe acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days after the date indicated in the table are deemed beneficially owned by the optionees. Subject to any applicable community property laws, the persons or entities named in the table above have sole voting and investment power with respect to all shares indicated as beneficially owned by them.

The address of each of the persons listed below is c/o Integrated BioPharma Inc., 225 Long Avenue, Hillside, New Jersey 07205.

	Number of Shares	Percent of Shares
Name of Beneficial Owner	Beneficially Owned (1)	Beneficially Owned (2)

E. Gerald Kay	5,425,222 (3)	34.4%
Carl DeSantis	5,108,610 (4)	29.1%
Robert B. Kay	1,236,295 (5)	8.2%
Riva Sheppard	1,236,133 (6)	8.1%
Christina Kay	1,236,133 (6)	8.1%
Seymour Flug	1,233,699 (7)	8.0%
Imperium Master Fund, Ltd.	943,628 (8)	6.1%
Robert Canarick	196,158 (9)	1.3%
Glenn Chang	82,625 (10)	0.6%
Zarko Kraljevic	82,404 (11)	0.6%
Dina L. Masi	63,334 (12)	0.4%
Vidadi M. Yusibov	31,625 (13)	0.2%
Directors and executive officers as a group (10 persons)	14,698,540 (14)	71.1%

__________________

(1)

Unless otherwise indicated, includes shares owned by a spouse, minor children, by relatives sharing the same home, and entities owned or controlled by the named person. Also includes shares if the named person has the right to acquire such shares within 60 days after March 11, 2008, by the exercise of warrant, stock option or other right. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(2)	Based upon 14,862,792 shares of common stock outstanding on March 11, 2008.
(3)

Includes (i) 819,629 shares of common stock held by EGK LLC, of which Mr. Kay is the manager, and (ii) 1,067,853 shares of common stock issuable upon exercise of presently exercisable stock options. Shares dispositive power with Christina Kay with respect to 169,358 shares of common stock and with Riva Kay Sheppard with respect to 169,358 shares of common stock.

(4)	Includes (i) 819,629 shares of common stock held by EVJ LLC, of which Mr. Kay is the manager, and (ii) 405,333 shares of common stock issuable upon exercise of presently exercisable stock options.
(5)

Includes (i) 819,629 shares owned by CDS Group Holdings, LLC, of which Mr. DeSantis is the manager, (ii) 1,086,385 shares of common stock issuable upon exercise of presently convertible from 3,000 shares of Convertible Preferred Series C owned by CD Financial, LLC of which Mr. DeSantis is the manager, (iii) 1,729,416 shares of common stock issuable upon exercise of presently convertible subordinated debt of $4.5 million held by CD Financial, LLC of which Mr. DeSantis is the manager and (iv) 52,625 shares of common stock issuable upon exercise of presently exercisable stock options.

(6)	Includes 621,999 shares of common stock issuable upon exercise of presently exercisable stock options. Shares dispositive power with E. Gerald Kay with respect to 169,358 shares of common stock.
(7)	Includes 655,333 shares of common stock issuable upon exercise of presently exercisable stock options.
(8)	Includes 860,055 shares of common stock issuable upon exercise of 3,000 presently convertible shares of Convertible Preferred Series C.
(9)	Includes 154,225 shares of common stock issuable upon exercise of presently exercisable stock options.
(10)	Includes 79,225 shares of common stock issuable upon exercise of presently exercisable stock options.
(11)	Includes 77,625 shares of common stock issuable upon exercise of presently exercisable stock options.
(12)	Includes 63,334 shares of common stock issuable upon exercise of presently exercisable stock options.
(13)	Includes 31,625 shares of common stock issuable upon exercise of presently exercisable stock options.
(14)

Includes (i) 3,163,377 shares of common stock issuable upon exercise of presently exercisable stock options, (ii) 1,086,385 shares of common stock issuable upon exercise of presently convertible from 3,000 shares of Convertible Preferred Series C owned by CD Financial, LLC of which Mr. DeSantis is the manager, and (iii) 1,729,416 shares of common stock issuable upon exercise of presently convertible subordinated debt of $4.5 million held by CD Financial, LLC of which Mr. DeSantis is the manager.

SUMMARY OF PRIVATE PLACEMENT TRANSACTION

Overview

On February 21, 2008, we consummated a private placement of securities to two investors, Imperium Master Fund, Ltd. (“Imperium”) and CD Financial, LLC (“CD Financial”) pursuant to two Securities Purchase Agreements. CD Financial is an affiliate of Carl DeSantis, a director of the Company. The transactions resulted in gross proceeds of approximately $17,500,000 to the Company.  On March 11, 2008, we received approval and ratification of the private placement by written consent of the holders of a majority, as of such date, of our outstanding shares of common stock, the only class of voting securities outstanding as of the record date.

The private placement involved the sale of (i) 6,000 shares of newly-designated Series C Convertible Preferred Stock (the “Series C Preferred”) with a stated value of $1,000 per share, (ii) $4,500,000 in principal amount of 9.5% Convertible Promissory Notes (the “Convertible Notes”), (iii) $7,000,000 in principal amount of 8.0% Promissory Notes (the “Notes”) and (iv) 200,000 shares of common stock. The Notes and the Convertible Notes are secured by a pledge of substantially all of our assets.

We used approximately $16,400,000 of the proceeds of the private placement to retire in full our credit facilities with Amalgamated Bank, and we expect to use the remaining balance of approximately $1,100,000 for general working capital purposes, along with the release of restricted cash from Amalgamated Bank, providing us with working capital of approximately $3,100,000.

The Certificate of Designation of the Series C Preferred states, among other things, that all or any part of the shares of the Series C Preferred are convertible at any time at the option of the holder into shares of our common stock based on a conversion price set forth in the Certificate of Designation, subject to adjustment in the event of a stock dividend, stock split or combination, reclassification or similar event, and upon certain below-market issuances of our common stock. Upon the election to convert, each holder of shares of Series C Preferred will receive such number of fully-paid and nonassessable shares of our common stock as determined by dividing the aggregate liquidation preference of the shares of Series C Preferred to be converted by the conversion price then in effect on the conversion date. Prior to and including August 21, 2008, the conversion price of each share of Series C Preferred is a formula that bases the conversion price on the lesser of (i) the greater of (x) 90% of the average market price of our common stock for 10 trading days immediately preceding the conversion date and (y) $2.00 and (ii) $2.94. After August 21, 2008, the conversion price of each share of Series C Preferred is a formula that bases the conversion price on the greater of (i) 90% of the average market price of our common stock for 10 trading days immediately preceding the conversion date and (ii) $2.00. The liquidation preference is equal to $1,000 per share of Series C Preferred Stock held by the holder plus any accrued but unpaid dividends on such shares. The Series C Preferred may be redeemed under certain circumstances stated in the Certificate of Designations. The Series C Preferred accrues dividends at a rate of 10% per year.

The Convertible Notes bear interest at an annual rate of 9.5% and mature on or before February 21, 2011. All or any portion of the outstanding principal amount of and accrued interest under the Convertible Notes may be converted, at any time and at the holder’s sole option, into shares of our common stock based on a conversion price as set out in the Convertible Notes. The conversion price is a formula that bases the conversion price on the greater of (i) 90% of the average market price of our common stock for 20 trading days immediately preceding the conversion date and (ii) $2.00, subject to adjustment in the event of a stock dividend, stock split or combination, reclassification or similar event and upon certain issuances below the conversion price. We have the option to prepay the Convertible Notes.

The Notes bear interest at an annual rate of 8% and mature on or before February 21, 2009. We have the option to prepay the Notes.

We have agreed, pursuant to the terms of Registration Rights Agreements with the investors, to (i) file a shelf registration statement, with respect to the resale of the shares of our common stock underlying the Securities, with the SEC within 30 days after the closing of the private placement; (ii) have the shelf registration statement declared effective by the SEC no later than 90 days after the closing date, and (iii) keep the shelf registration statement effective until all registrable securities may be sold under Rule 144(k) under the Securities Act of 1933. If we are unable to comply with any of the above covenants, we will be required to pay liquidated damages to the investors based on a formula set forth in the Registration Rights Agreements.

We have also entered into a Security Agreement and Subsidiary Guarantee with each investor, setting forth the nature of the collateral underlying the secured Notes. Imperium and CD Financial have entered into an Intercreditor Agreement to establish the order of each entity’s priority.

The Securities, and the shares of common stock underlying the Securities, have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and were issued and sold in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act and Regulation D promulgated hereunder. These securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

The foregoing description of the Securities Purchase Agreements, the Registration Rights Agreements, the Certificate of Designation, the Security Agreements, the Subsidiary Guarantees, the Intercreditor Agreement, the Notes and the Promissory Notes, is qualified in its entirety by reference to the full text of such instruments and agreements, a copy of each of which is attached as exhibits to our Form 8-K, dated February 21, 2008, and filed with the Securities and Exchange Commission on February 22, 2008.

Reasons for the Private Placement

     Our board of directors, by authorizing the private placement, believed that because the cash proceeds received from the private placement allowed us to use $16,400,000 of the proceeds to retire in full our credit facilities with Amalgamated Bank and will allow us to use the remaining balance of approximately $1,100,000 for general working capital purposes, which along with the release of the restricted cash from Amalgamated Bank, will provide the Company with working capital of approximately $3,100,000. Our board of directors believes that the private placement is in our best interests and in the best interests of our stockholders.

Reason Stockholder Approval is Required

Our common stock is listed on the NASDAQ Global Market, and we are subject to NASDAQ Marketplace Rules. NASDAQ Marketplace Rule 4350(i)(1)(D)(ii) requires that a company whose securities are traded on NASDAQ obtain stockholder approval in connection with a transaction (other than a public offering) involving the potential issuance of shares of common stock (including shares of common stock issuable upon the conversion or exercise of other securities) equal to 20% or more of its aggregate shares of common stock, or its aggregate voting power, outstanding before the transaction for less than the greater of book or market value of its common stock as of the date of the transaction.

     The number of shares of common stock issuable upon conversion of the Convertible Notes and the Series C Preferred exceeds the cap amount, and, therefore, the NASDAQ Marketplace Rule requiring stockholder approval is applicable to us now.

AMENDMENT TO CERTIFICATE OF INCORPORATION

     Our Board of Directors and stockholders owning a majority of the outstanding shares of our common stock have approved an amendment to our Restated Certificate of Incorporation to increase the aggregate number of authorized shares of our common stock from 25 million to 50 million. The Restated Certificate of Incorporation currently authorizes 25 million shares of common stock and 1 million shares of preferred stock. No change is proposed in the number of authorized shares of preferred stock.

Text of Amendment

The amendment would result in the text of Article Fourth of the Restated Certificate of Incorporation to read in its entirety as follows:

     “FOURTH: The Corporation shall have the authority to issue 51,000,000 shares of stock to be divided into 50,000,000 shares of Common Stock, with a par value of $.002 per share, and 1,000,000 shares of Preferred Stock with a par value of $.002 per share, that may be issued by the Board of Directors pursuant to the provisions of Article FIFTH below.”

General Effect of the Proposed Amendment and Reasons for Approval

     Our Board of Directors recommended that we approve the amendment for the following reasons:

     Availability: Of our 25 million authorized shares of common stock, 14,691,126 were issued and outstanding as of the record date. As of the record date, after taking into account shares of common stock reserved for issuance under compensation plans and certain warrants, approximately 1,860,000 of the 25 million shares of common stock authorized in our Restated Certificate of Incorporation remain available for issuance. In order to ensure, therefore, that we have a sufficient number of authorized shares of common stock available to accommodate all conversions contemplated under the private placement described herein, our Board of Directors recommended that we increase our authorized share capital.

     Future Issuances: Except for the private placement described herein which requires additional shares to be authorized, there are no present agreements, understandings or plans for the issuance of any of the additional shares that would be authorized by the amendment. However, our Board of Directors believes the amendment is advisable not only to meet our above-described commitments but also in order to maintain our financing and capital-raising flexibility in today’s competitive, fast-changing environment and to have shares available for use in employee benefit plans and other corporate purposes.

     Adoption of the amendment would enable our Board of Directors from time to time to issue additional shares of our common stock authorized by the amendment for such purposes and such consideration as of Board of Directors may approve without further approval of our stockholders, except as may be required by law or the rules of any national securities exchange on which our shares of common stock are at the time listed. As is true for shares currently authorized, common stock authorized by the amendment may, when issued, have a dilutive effect on the equity and voting power of existing holders of common stock.

     There are no preemptive rights with respect to our common stock. The additional authorized shares of common stock would have the identical powers, preferences and rights as the shares now authorized. Under Delaware law, stockholders will not have any dissenters’ or appraisal rights in connection with the amendment. The amendment will become effective upon the filing, promptly after the 20-day period commencing on the mailing of this Information Statement, of the Certificate of Amendment with the Secretary of State of the State of Delaware, as set out in the General Corporation Law of the State of Delaware.

Reason Stockholder Approval is Required

We are informing you of the approval of the increase in the aggregate number of authorized shares of our common stock in our Certificate of Incorporation because pursuant to Section 228 of the Delaware General Corporation Law, this Amendment is required to be approved by a majority in interest of our stockholders. In accordance with Rule 14c-2(b) under the Securities Exchange Act of 1934, as amended, the corporate action can be taken no sooner than 20 calendar days after the Information Statement is first mailed to our stockholders.

REASONS WE USED STOCKHOLDER CONSENT AS OPPOSED TO SOLICITATION OF STOCKHOLDER APPROVAL
VIA PROXY STATEMENT AND SPECIAL MEETING

     The increase in our authorized shares of common stock requires an amendment to our Restated Certificate of Incorporation, which cannot proceed until stockholder approval is obtained and is effective. Similarly, because the number of shares of our common stock issuable upon conversion of the convertible Securities in our private placement exceeds the cap amount, we are required to obtain stockholder approval for the private placement since we are subject to the NASDAQ Marketplace Rules since our common stock is quoted on the NASDAQ Global Market.

Stockholder approval could have been obtained by us in one of two ways: (i) by the dissemination of a proxy statement and subsequent majority vote in favor of the actions at a stockholders’ meeting called for such purpose; or (ii) by a written consent of the holders of a majority of our voting securities. However, the latter method, while it represents the requisite stockholder approval, is not deemed effective until 20 days after this information statement has been sent to all of our stockholders giving them notice of and informing them of the actions approved by such consent.

     We determined that it would have been detrimental to our ability to complete the amendment to solicit stockholder approval through the use of a proxy statement because of the significant delay which would have occurred. We, therefore, determined to obtain stockholder approval by written consent.

NO DISSENTERS’ RIGHTS

     Our stockholders do not have dissenters’ rights with respect to the matters to be approved by the stockholders as described in this information statement.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

One of the investors in the private placement, CD Financial, is an affiliate of Carl DeSantis, one of our directors.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the U.S. Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission’s public reference room in Washington, D.C. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the Securities and Exchange Commission are also available to the public from commercial document retrieval services and at the website maintained by the Securities and Exchange Commission at “http://www.sec.gov.”

     You should rely only on the information contained or incorporated by reference in this information statement. We have not authorized anyone to provide you with information that is different from what is contained in this information statement. This information statement is dated April __, 2008. You should not assume that the information contained in this information statement is accurate as of any date other than that date, and the mailing of this information statement to stockholders shall not create any implication to the contrary.

The following documents as filed with the Commission by the Company are incorporated herein by reference:

(1)     Quarterly Reports on Form 10-Q for the quarters ended September 30, 2007 and December 31, 2007; and

(2)     Annual Report on Form 10-K for the year ended June 30, 2007.

Dated: April [___], 2008

                                   By Order of the Board of Directors,

                                   E. Gerald Kay
                                   Chairman and Chief Executive Officer